UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2013

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive

San Diego, California 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2013, Cricket Communications, Inc. (“Cricket”), a wholly owned subsidiary of Leap Wireless International, Inc. (“Leap”), entered into that certain Amendment No. 1 to Credit Agreement and Subsidiaries Guaranty (the “First Amendment”), by and among Cricket (as borrower), Leap, the lenders party thereto, Deutsche Bank Trust Company Americas (as administrative agent, the “Administrative Agent”) and, with respect to certain sections only, Cricket License Company, LLC (a wholly owned subsidiary of Cricket, the “Subsidiary Guarantor”). The First Amendment amends that certain Credit Agreement, dated as of October 10, 2012, by and among Cricket, Leap, the lenders party thereto and the Administrative Agent (the “Credit Agreement”), the associated Subsidiaries Guaranty and that certain Collateral Trust Agreement, dated as of June 5, 2009, by and among Cricket, Leap, the Subsidiary Guarantor, the secured debt representatives party thereto and Wilmington Trust, N.A. (successor by merger to Wilmington Trust FSB), as collateral trustee.

The First Amendment provides for a new, additional delayed-draw incremental term loan facility of up to $1,425 million (the “Incremental Term Loan Facility”). Subject to the satisfaction of certain conditions precedent (including the delivery of an irrevocable notice of redemption to redeem all of Cricket’s 7.75% Senior Secured Notes due 2016 (the “Secured Notes”)), the term loans under the Incremental Term Loan Facility may be borrowed, in whole or in part, in a single drawing by Cricket at any time on or prior to May 7, 2013. Cricket has agreed to pay lenders a ticking fee equal to 0.50% per annum on the undrawn amount of the Incremental Term Loan Facility per day from and after March 15, 2013. Term loans borrowed under the Incremental Term Loan Facility would mature in March 2020 and bear interest at the London Interbank Offered Rate (“LIBOR”) plus 3.50% (subject to a LIBOR floor of 1.25%) or at the bank base rate plus 2.50% (subject to a base rate floor of 2.25%), as selected by Cricket. Borrowings under the Incremental Term Loan Facility would be repaid in 26 quarterly installments equal to 0.25% times the initial principal amount of term loans borrowed under the Incremental Term Loan Facility, commencing on September 30, 2013, followed by repayment of the balance at maturity.

Net proceeds from the Incremental Term Loan Facility are required to be used to redeem, discharge and/or purchase all of the Secured Notes and up to $250 million in aggregate principal amount of Leap’s 4.50% Convertible Senior Notes due 2014 (the “Convertible Notes”), including payment of premiums, accrued interest, fees and expenses associated therewith. Remaining net proceeds may be used for general corporate purposes.

In addition, the First Amendment makes certain other minor and technical amendments to the Credit Agreement, including eliminating Cricket’s obligations to provide three-year projections annually and to provide compliance certificates with quarterly financial information. These minor and technical amendments will not become effective unless and until the Incremental Term Loan Facility is drawn or (with respect to technical amendments regarding the treatment of swap obligations) the subsequent redemption of the Secured Notes has occurred. All other terms and conditions of the Credit Agreement remain in full force and effect.

Cricket’s obligations under the Credit Agreement (including with respect to the Incremental Term Loan Facility) are guaranteed by Leap and certain existing and future subsidiaries of Cricket, including all subsidiaries that guarantee Cricket’s senior notes, and are secured, equally and ratably with the Secured Notes, by substantially all of the personal property of Leap, Cricket and the subsidiary guarantors.

Deutsche Bank Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities, LLC and Citigroup Global Markets, Inc. acted as the Joint Lead Arrangers and Joint Book Runners for the Incremental Term Loan Facility, and Bank of America, N.A. acted as Syndication Agent. Lazard Frères & Co. LLC acted as a financial advisor to Leap in connection with the Incremental Term Loan Facility.

Certain of the lenders under the Credit Agreement (including under the Incremental Term Loan Facility), and their respective affiliates, have performed, and may in the future perform, for Leap and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

This Current Report on Form 8-K is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any of the Secured Notes or Convertible Notes.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Credit Agreement and Subsidiaries Guaranty, dated as of March 8, 2013, among Leap Wireless International, Inc., Cricket Communications, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent and Parity Lien Representative, and, with respect to certain sections only, Cricket License Company, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: March 8, 2013	By:	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Credit Agreement and Subsidiaries Guaranty, dated as of March 8, 2013, among Leap Wireless International, Inc., Cricket Communications, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent and Parity Lien Representative, and, with respect to certain sections only, Cricket License Company, LLC